UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

SILVERBOW RESOURCES, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

82836G102
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TR Opportunistic Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
CO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund Enhanced LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Enhanced Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas (Holdings) SPV, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Master Fund, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Union Street SPV, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Union Street SPV Advisors, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Kings Alley Credit SPV, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Kings Alley Credit Advisors (DC), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Kings Alley Credit Advisors (DC-GP), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ATCF SPV, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

13		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Tower Credit Advisors (DC), L.P.
14		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
15		SEC USE ONLY

16		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	17	sole voting power

	18	shared voting power
0
	19	sole dispositive power

	20	shared dispositive power
0
21		aggregate amount beneficially owned by each reporting person
0
22		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
23		percent of class represented by amount in row (9)
0.0%
24		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Tower Credit Advisors (DC-GP), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
MPI (London) Limited
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
CO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TRF MP Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
CO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Tactical Value SPN Investments, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Tactical Value SPN Advisors (APO DC), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Anguilla
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Moultrie Credit Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Moultrie Credit Fund Advisors, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Moultrie Capital Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Tranquilidade Multi-Credit Strategy Fund
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Amissima Assicurazioni Multi-Credit Strategy Fund
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management International LLP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AMI (Holdings), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo International Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo International Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
APH Holdings (DC), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Principal Holdings IV GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

13		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management, L.P.
14		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
15		SEC USE ONLY

16		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	17	sole voting power

	18	shared voting power
0
	19	sole dispositive power

	20	shared dispositive power
0
21		aggregate amount beneficially owned by each reporting person
0
22		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
23		percent of class represented by amount in row (9)
0.0%
24		type of reporting person (See Instructions)
PN

25		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management GP, LLC
26		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
27		SEC USE ONLY

28		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	29	sole voting power

	30	shared voting power
0
	31	sole dispositive power

	32	shared dispositive power
0
33		aggregate amount beneficially owned by each reporting person
0
34		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
35		percent of class represented by amount in row (9)
0.0%
36		type of reporting person (See Instructions)
OO

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
PN

1		Name of Reporting PersonS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power

	6	shared voting power
0
	7	sole dispositive power

	8	shared dispositive power
0
9		aggregate amount beneficially owned by each reporting person
0
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☒
11		percent of class represented by amount in row (9)
0.0%
12		type of reporting person (See Instructions)
OO

Item 1.	(a)	Name of Issuer

SilverBow Resources, Inc.

(b)	Address of Issuer’s Principal Executive Offices
920 Memorial City Way, Suite 850
Houston, Texas 77024

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (ii) Apollo Total Return Master Fund LP (“TR Master Fund”), (iii) Apollo Total Return Management LLC (“TR Management”), (iv) Apollo Total Return Master Fund Enhanced LP (“TR Enhanced”), (v) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (vi) Apollo Atlas (Holdings) SPV, LLC (“Atlas SPV”), (vii) Apollo Atlas Master Fund, LLC (“Atlas”), (viii) Apollo Atlas Management, LLC (“Atlas Management”), (ix) Apollo Union Street SPV, L.P. (“Union Street”), (x) Apollo Union Street SPV Advisors, LLC (“Union Street Advisors”), (xi) Apollo Kings Alley Credit SPV, L.P. (“Kings Alley”), (xii) Apollo Kings Alley Credit Advisors (DC), L.P. (“Kings Alley Advisors”), (xiii) Apollo Kings Alley Credit Advisors (DC-GP), LLC (“Kings Alley Advisors GP”), (xiv) ATCF SPV, L.P. (“ATCF”), (xv) Apollo Tower Credit Advisors (DC), L.P. (“Tower Advisors”), (xvi) Apollo Tower Credit Advisors (DC-GP), LLC (“Tower Advisors GP”), (xvii) MPI (London) Limited (“MPI London”), (xviii) Apollo TRF MP Management, LLC (“TRF MP Management”), (xix) Apollo Tactical Value SPN Investments, L.P. (“Tactical Value”), (xx) Apollo Tactical Value SPN Advisors (APO DC), L.P. (“Tactical Value Advisors”), (xxi) Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC (“Tactical Value Management”), (xxii) Apollo Moultrie Credit Fund, L.P. (“Moultrie”), (xxiii) Apollo Moultrie Credit Fund Advisors, L.P. (“Moultrie Advisors”), (xxiv) Apollo Moultrie Capital Management, LLC (“Moultrie Management”), (xxv) Tranquilidade Multi-Credit Strategy Fund (“Tranquilidade”), (xxvi) Amissima Assicurazioni Multi-Credit Strategy Fund (“Amissima”), (xxvii) Apollo Management International LLP (“AMI”), (xxviii) AMI (Holdings), LLC (“AMI Holdings”), (xxix) Apollo International Management, L.P. (“International Management”), (xxx) Apollo International Management GP, LLC (“International Management GP”), (xxxi) APH Holdings (DC), L.P. (“APH Holdings”), (xxxii) Apollo Principal Holdings IV GP, Ltd. (“Principal Holdings IV”), (xxxiii) Apollo Capital Management, L.P. (“Capital Management”), (xxxiv) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxxv) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxxvi) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

TR Opportunistic, Atlas SPV, Union Street, Kings Alley, ATCF, MPI London, Tactical Value, Moultrie, Tranquilidade, and Amissima no longer hold shares of Common Stock of the Issuer.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced.

Atlas is the sole member of Atlas SPV. Atlas Management serves as the investment manager of Atlas.

Union Street Advisors serves as the general partner of Union Street.

Kings Alley Advisors serves as the general partner of Kings Alley. Kings Alley Advisors GP serves as the general partner of Kings Alley Advisors.

Tower Advisors serves as the general partner of ATCF. Tower Advisors GP serves as the general partner of Tower Advisors.

TRF MP Management serves as the investment manager of MPI London.

Tactical Value Advisors serves as the general partner of Tactical Value. Tactical Value Management serves as the general partner of Tactical Value Advisors.

Moultrie Advisors serves as the general partner of Moultrie. Moultrie Management serves as the general partner of Moultrie Advisors.

AMI serves as the portfolio manager of Tranquilidade and Amissima. AMI Holdings is the majority member of AMI. International Management is the sole member-manager of AMI Holdings. International Management GP serves as the general partner of International Management.

APH Holdings is the managing member of Union Street Advisors and the sole member of Kings Alley Advisors GP, Tower Advisors GP, Tactical Value Management, and Moultrie Management. Principal Holdings IV serves as the general partner of APH Holdings.

Capital Management serves as the sole member and manager of TR Management and TR Enhanced Management and the sole member of Atlas Management and TRF MP Management. Capital Management GP serves as the general partner of Capital Management. Management Holdings serves as the sole member and manager of International Management GP and Capital Management GP. Management Holdings GP serves as the general partner of Management Holdings.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of TR Management, TR Master Fund, TR Enhanced, APH Holdings, and Principal Holdings IV is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.

The address of the principal business office of each of TR Opportunistic, Atlas SPV, Atlas, Union Street, Union Street Advisors, Kings Alley, Kings Alley Advisors, Kings Alley Advisors GP, ATCF, Tower Advisors, Tower Advisors GP, TRF MP Management, Tactical Value, Tactical Value Advisors, and Tactical Value Management is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of the principal business office of each of TR Enhanced Management, Atlas Management, Moultrie, Moultrie Advisors, Moultrie Management, AMI Holdings, International Management, International Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

The address of the principal business office of AMI is 25 St George St, Mayfair, London W1S 1FS, United Kingdom.

The address of the principal business office of MPI London is 6 Brimstone Close, Chelsfield Park, Chelsfield, Kent BR6 7ST, United Kingdom.

The address of the principal business office of each of Tranquilidade and Amissima is 2nd Floor, Block E, Iveagh Court, Hartcourd Road, Dublin D02 YT22, Ireland.

(c)	Citizenship

TR Opportunistic, Atlas, Tower Advisors GP, and Principal Holdings IV are exempted companies incorporated in the Cayman Islands with limited liability. TR Master Fund, TR Enhanced, Tower Advisors, Tactical Value, Tactical Value Advisors, and APH Holdings are exempted limited partnerships registered in the Cayman Islands. TR Management, TR Enhanced Management, Atlas SPV, Atlas Management, Union Street Advisors, Kings Alley Advisors GP, TRF MP Management, Moultrie Management, AMI Holdings, International Management GP, Capital Management GP, and Management Holdings GP are Delaware limited liability companies. Union Street, Kings Alley, Kings Alley Advisors, ATCF, Moultrie, Moultrie Advisors, International Management, Capital Management and Management Holdings are Delaware limited partnerships. MPI London is a United Kingdom limited company. Tactical Value Management is an Anguilla limited liability company. Tranquilidade and Amissima are Irish collective asset-management vehicles. AMI is a United Kingdom limited liability partnership.

(d)	Title of Class of Securities

Common Stock, par value $0.01 per share (“Common Stock”)

(e)	CUSIP Number

82836G102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
Atlas SPV	0
Atlas	0
Atlas Management	0
Union Street	0
Union Street Advisors	0
Kings Alley	0
Kings Alley Advisors	0
Kings Alley Advisors GP	0
ATCF	0
Tower Advisors	0
Tower Advisors GP	0
MPI London	0
TRF MP Management	0
Tactical Value	0
Tactical Value Advisors	0
Tactical Value Management	0
Moultrie	0
Moultrie Advisors	0
Moultrie Management	0
Tranquilidade	0
Amissima	0
AMI	0
AMI Holdings	0
International Management	0
International Management GP	0
APH Holdings	0
Principal Holdings IV	0
Capital Management	0
Capital Management GP	0
Management Holdings	0
Management Holdings GP	0

In the aggregate, the Reporting Persons beneficially own 0 shares of Common Stock. The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of December 31, 2022. The shares of Common Stock reported as beneficially owned by TR Management, TR Enhanced Management, Atlas Management, and TRF MP Management are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP. The shares of Common Stock reported as beneficially owned by Union Street Advisors, Kings Alley Advisors GP, Tower Advisors GP, Tactical Value Management, and Moultrie Management are also included in the shares reported as beneficially owned by APH Holdings and Principal Holdings IV. The shares of Common Stock reported as beneficially owned by International Management GP are also included in the shares reported as beneficially owned by Management Holdings and Management Holdings GP.

TR Opportunistic, Atlas SPV, Union Street, Kings Alley, ATCF, MPI London, Tactical Value, Moultrie, Tranquilidade, and Amissima each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose. The other Reporting Persons, and Messrs. Marc Rowan, Scott Kleinman and James Zelter, the managers, as well as executive officers, of Principal Holdings IV and Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

TR Opportunistic	0.0%
TR Master Fund	0.0%
TR Management	0.0%
TR Enhanced	0.0%
TR Enhanced Management	0.0%
Atlas SPV	0.0%
Atlas	0.0%
Atlas Management	0.0%
Union Street	0.0%
Union Street Advisors	0.0%
Kings Alley	0.0%
Kings Alley Advisors	0.0%
Kings Alley Advisors GP	0.0%
ATCF	0.0%
Tower Advisors	0.0%
Tower Advisors GP	0.0%
MPI London	0.0%
TRF MP Management	0.0%
Tactical Value	0.0%
Tactical Value Advisors	0.0%
Tactical Value Management	0.0%
Moultrie	0.0%
Moultrie Advisors	0.0%
Moultrie Management	0.0%
Tranquilidade	0.0%
Amissima	0.0%
AMI	0.0%
AMI Holdings	0.0%
International Management	0.0%
International Management GP	0.0%
APH Holdings	0.0%
Principal Holdings IV	0.0%
Capital Management	0.0%
Capital Management GP	0.0%
Management Holdings	0.0%
Management Holdings GP	0.0%

The percentages are based on 22,309,740 shares of Common Stock outstanding as of October 28, 2022, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 3, 2022.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
Atlas SPV	0
Atlas	0
Atlas Management	0
Union Street	0
Union Street Advisors	0
Kings Alley	0
Kings Alley Advisors	0
Kings Alley Advisors GP	0
ATCF	0
Tower Advisors	0
Tower Advisors GP	0
MPI London	0
TRF MP Management	0
Tactical Value	0
Tactical Value Advisors	0
Tactical Value Management	0
Moultrie	0
Moultrie Advisors	0
Moultrie Management	0
Tranquilidade	0
Amissima	0
AMI	0
AMI Holdings	0
International Management	0
International Management GP	0
APH Holdings	0
Principal Holdings IV	0
Capital Management	0
Capital Management GP	0
Management Holdings	0
Management Holdings GP	0

(iii)	Sole power to dispose or to direct the disposition of:
0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

TR Opportunistic	0
TR Master Fund	0
TR Management	0
TR Enhanced	0
TR Enhanced Management	0
Atlas SPV	0
Atlas	0
Atlas Management	0
Union Street	0
Union Street Advisors	0
Kings Alley	0
Kings Alley Advisors	0
Kings Alley Advisors GP	0
ATCF	0
Tower Advisors	0
Tower Advisors GP	0
MPI London	0
TRF MP Management	0
Tactical Value	0
Tactical Value Advisors	0
Tactical Value Management	0
Moultrie	0
Moultrie Advisors	0
Moultrie Management	0
Tranquilidade	0
Amissima	0
AMI	0
AMI Holdings	0
International Management	0
International Management GP	0
APH Holdings	0
Principal Holdings IV	0
Capital Management	0
Capital Management GP	0
Management Holdings	0
Management Holdings GP	0

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2023

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP, its shareholder

	By:	Apollo Total Return Advisors LP, its general partner

		By:	Apollo Total Return Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

By:	Apollo Total Return Master Fund Enhanced LP, its shareholder

	By:	Apollo Total Return Enhanced Advisors LP, its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP, its general partner

	By:	Apollo Total Return Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP, its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC, its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO ATLAS (HOLDINGS) SPV, LLC

By:	Apollo Atlas Master Fund, LLC, its sole member

	By:	Apollo Atlas Management, LLC, Its investment manager

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President and Secretary

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO UNION STREET SPV, L.P.

By:	Apollo Union Street SPV Advisors, LLC, its general partner

	By:	APH Holdings (DC), L.P., its managing member

		By:	Apollo Principal Holdings IV GP, Ltd., its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO UNION STREET SPV ADVISORS, LLC

By:	APH Holdings (DC), L.P., its managing member

	By:	Apollo Principal Holdings IV GP, Ltd., its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO KINGS ALLEY CREDIT SPV, L.P.

By:	Apollo Kings Alley Credit Advisors (DC), L.P., its general partner

	By:	Apollo Kings Alley Credit Advisors (DC-GP), LLC, its general partner

		By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO KINGS ALLEY CREDIT ADVISORS (DC), L.P.

By:	Apollo Kings Alley Credit Advisors (DC-GP), LLC, its general partner

	By:	APH Holdings (DC), L.P., its sole member

		By:	Apollo Principal Holdings IV GP, Ltd., its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

apollo kings alley credit advisors (dc-gp), llc

By:	APH Holdings (DC), L.P., its sole member

	By:	Apollo Principal Holdings IV GP, Ltd., its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

ATCF SPV, L.P.

By:	Apollo Tower Credit Advisors (DC), L.P., its general partner

	By:	Apollo Tower Credit Advisors (DC-GP), LLC, its general partner

		By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

Apollo TOWER CREDIT ADVISORS (dc), L.P.

By:	Apollo Tower Credit Advisors (DC-GP), LLC, its general partner

	By:	APH Holdings (DC), L.P., its sole member

		By:	Apollo Principal Holdings IV GP, Ltd., its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TOWER CREDIT ADVISORS (DC-GP), LLC

By:	APH Holdings (DC), L.P., its sole member

	By:	Apollo Principal Holdings IV GP, Ltd., its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

MPI (LONDON) LIMITED

By:	Apollo TRF MP Management, LLC, its investment manager

	By:	Apollo Capital Management, L.P., its sole member

		By:	Apollo Capital Management GP, LLC its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO TRF MP MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

	By:	Apollo Capital Management GP, LLC its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Advisors (APO DC), L.P., its general partner

	By:	Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC, its general partner

		By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO TACTICAL VALUE SPN ADVISORS (APO DC), L.P.

By:	Apollo Tactical Value SPN Capital Management (APO DC-GP), LLC, its general partner

	By:	APH Holdings (DC), L.P., its sole member

		By:	Apollo Principal Holdings IV GP, Ltd., its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

apollo tactical value spn capital management (apo dc-gp), llc

By:	APH Holdings (DC), L.P., its sole member

	By:	Apollo Principal Holdings IV GP, Ltd., its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Advisors, L.P., its general partner

	By:	Apollo Moultrie Capital Management, LLC, its general partner

		By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MOULTRIE CREDIT FUND ADVISORS, L.P.

By:	Apollo Moultrie Capital Management, LLC, its general partner

	By:	APH Holdings (DC), L.P., its sole member

		By:	Apollo Principal Holdings IV GP, Ltd., its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

APOLLO MOULTRIE CAPITAL MANAGEMENT, LLC

By:	APH Holdings (DC), L.P., its sole member

	By:	Apollo Principal Holdings IV GP, Ltd., its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

TRANQUILIDADE MULTI-CREDIT STRATEGY FUND

By:	Apollo Management International LLP, its portfolio manager

	By:	AMI (Holdings), LLC, its member

		By:	Apollo International Management, L.P., its sole member-manager

By:	Apollo International Management GP, LLC, its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

Amissima assicurazioni multi-credit strategy fund

By:	Apollo Management International LLP, its portfolio manager

	By:	AMI (Holdings), LLC, its member

		By:	Apollo International Management, L.P., its sole member-manager

By:	Apollo International Management GP, LLC, its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

Apollo Management International LLP

By:	AMI (Holdings), LLC, its member

	By:	Apollo International Management, L.P., its sole member-manager

		By:	Apollo International Management GP, LLC, its general partner

			By:	/s/ William Kuesel
			Name:	William Kuesel
			Title:	Vice President

AMI (Holdings), LLC

By:	Apollo International Management, L.P., its sole member-manager

	By:	Apollo International Management GP, LLC, its general partner

		By:	/s/ William Kuesel
		Name:	William Kuesel
		Title:	Vice President

Apollo International Management, L.P.

By:	Apollo International Management GP, LLC, its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO International Management GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APH HOLDINGS (DC), L.P.

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS IV GP, LTD.

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC, its general partner

	By:	/s/ William Kuesel
	Name:	William Kuesel
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President